Exhibit 10.11

MEMORANDUM TO COMPANY & BOARD OF DIRECTORS

Date:                       December 2, 2004

To:                           Board of Directors:

Ken R. LeSuer

Michael S. Mathews

Hugh A. Menown

John Pimentel

John D. Schiller, Jr.

Thomas E. Hardisty

J. Chris Boswell

From:                      Prentis B. Tomlinson, Jr.

Re:                          Letter of Resignation

Gentlemen:

I am pleased that John Schiller has agreed to join Particle Drilling Technologies Inc. (Company) as President and Chief Executive Officer, and that Ken R. LeSuer has agreed to serve as Company as Non-Executive Chairman.  In connection with this event, this letter will serve as my formal notice of resignation as President, Chief Executive Officer and Chairman of Particle Drilling Technologies, Inc. and termination of my Employment Contract dated effective June 1, 2003; subject, however, to a severance arrangement to be approved by you as follows:

•      I would like the Nominating Committee of the Board of Directors to consider authorizing the formation of an Executive Committee that will meet each month.  Such committee would initially be composed of the Chief Executive Officer of the Company, the Chief Financial Officer of the Company, the Non-Executive Chairman of the Board of Directors of the Company and myself;

•      I will continue to consult and advise the Company on legal matters relating to the current lawsuit between Company, ProDril Services Distribution Company and Mr. Hal Curlett, et al, for a period of time reasonably necessary to bring those matters to a final resolution, or until such time the Board decides such consulting work is no longer necessary.  The Company shall reserve the right to establish a reasonable legal budget for such purposes and I agree to comply with the requirements of that budget;

•      For a period of six (6) months, I will continue to receive my current base pay of $15,000.00 per month, less applicable withholding.  Also, I shall be paid, as soon as practical, my current outstanding expense statements in the amount of $89,600.33, and shall have such additional business expenses reimbursed by Company, including, but not limited to air travel and reasonable lodging expenses.  However, in this connection, I understand the Company shall reserve the right to establish a budget for such reasonable business expenses incurred during this period;

•      For a two (2) year period, the Company promises to provide health, dental and life insurance for me and my family consistent with the plans being offered to the Company employees;

•      Upon resignation, all of the stock options granted under that certain Statutory Incentive Stock Option Agreement and Non-Statutory Stock Option Agreement, both dated April 8, 2004, shall be immediately vested and shall remain exercisable until their termination in accordance with their terms.  The Company shall undertake to draft an amendment to the stock option plan and/or the agreements that may be necessary in order to effectuate this provision;

•      Once the conditions of Rule 144 on securities owned by me have been met, the Company shall, upon request, remove the Rule 144 legend on such shares by giving the transfer agent instructions to remove such legend and to provide the transfer agent an opinion letter from the company’s counsel that such Rule 144 legend can be removed, if necessary; and

•      The Company will continue to provide to me access to office space at Company headquarters during the period of my consulting for the Company.

Should the foregoing meet with your approval, I will make arrangements necessary to promptly effectuate these provisions and ask the Company to do likewise.

Yours truly,

/s/ Prentis B. Tomlinson, Jr.